EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS JULY SALES UP 28%;
COMPARABLE STORE SALES UP 15%
~ Company Anticipates Second Quarter Loss of $(0.54) to $(0.56) Per Share and
Increases Fiscal 2006 EPS Guidance to $2.85 to $2.95 ~
~ Comparable Store Sales at The Children’s Place Brand Increased 16% ~
~ Comparable Store Sales at Disney Store Increased 14% ~

Secaucus, New Jersey - August 3, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended July 29, 2006.

Total sales for the four-week period ended July 29, 2006 increased 28% to $131.1 million compared to $102.8 million last year. Consolidated comparable store sales increased 15%. During July, the Company opened two Children’s Place stores and one Disney Store.

Total Sales (millions):

	July 2006	July 2005	% Increase	Second Quarter 2006	Second Quarter 2005	% Increase	Year-to-Date 2006	Year-to-Date 2005	% Increase
The Children’s Place brand	$91.5	$71.7	28%	$269.4	$215.3	25%	$591.5	$495.9	19%
Disney Store	$39.6	$31.1	27%	$126.2	$103.4	22%	$230.7	$192.0	20%
Total Company	$131.1	$102.8	28%	$395.6	$318.7	24%	$822.2	$687.9	20%

Comparable Store Sales Increase:

	July 2006	July 2005	Second Quarter 2006	Second Quarter 2005	Year-to-Date 2006	Year-to-Date 2005
The Children’s Place brand	16%	8%	16%	4%	11%	9%
Disney Store	14%	N/A	15%	N/A	15%	N/A
Total Company	15%	N/A	16%	N/A	12%	N/A

“We are pleased to see our strong sales momentum continue into July, closing off a strong first half for The Children’s Place and Disney Store brands,” said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place Retail Stores, Inc. “We are also encouraged by the initial favorable customer response to our Back-to-School offerings at both brands and we are especially pleased with the continued strength at Disney Store.”

The Company stated that it anticipates reporting a second quarter loss of $(0.54) to $(0.56) per share including equity compensation expense of approximately $3 million pre tax. The Company has increased its fiscal 2006 earnings per share guidance to $2.85 to $2.95 including equity compensation expense of approximately $14 million pre tax.

- more -

PLCE: July 2006 Sales Release

In conjunction with today’s July sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, August 10, 2006. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company plans to report full second quarter results on Thursday, August 17, 2006. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Please note the time of the conference call has changed to 10:00 a.m. Eastern Time from 9:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has concluded and will be available through Thursday, August 24, 2006.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of July 29, 2006, the Company owned and operated 822 The Children’s Place stores and 320 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Susan Riley, Chief Financial Officer, (201) 558-2400
Susan LaBar, Investor Relations Analyst, (201) 453-6955

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